Exhibit 99.1

NEWS RELEASE

Investor Contact: Jeff Geyer, Jeffrey.Geyer@molinahealthcare.com, 305-317-3012

Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-542-1845

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Molina Healthcare Wins Illinois Medicaid Contract

LONG BEACH, Calif., June 10, 2026 – Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) announced today that the Illinois Department of Healthcare and Family Services (HFS) intends to award a HealthChoice Illinois Medicaid Managed Care program contract to Molina’s Illinois health plan subsidiary, Molina Healthcare of Illinois.

The go-live date for the new contract is expected to be January 1, 2027. The contract is expected to have a duration of four-and-a-half years, with the option to extend the contract up to an additional five-and-a-half years at the discretion of the state. Molina Healthcare of Illinois will be one of six health plans offering health care coverage to Illinois’s roughly 3.1 million total Medicaid beneficiaries.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. For more information about Molina Healthcare, please visit MolinaHealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding HFS’s selection of Molina Healthcare of Illinois. All forward-looking statements are based on Molina’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, a successful protest or legal action, a delay in the start date for the contract, or a contract term that is shorter than expected. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. Information regarding the other risk factors to which we are subject is provided in greater detail in our periodic reports and filings with the Securities and Exchange Commission (“SEC”), including our most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of our website or on the SEC’s website at sec.gov.